EXHIBIT 99.1

Heelys, Inc. Reports First Quarter 2012 Financial Results

DALLAS, May 9, 2012 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the first quarter ended March 31, 2012. The "Company" and "Heelys" refer to Heelys, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales increased $1.2 million from $6.1 million for the three months ended March 31, 2011, to $7.3 million for the three months ended March 31, 2012. Domestic net sales increased $482,000 from $1.7 million for the three months ended March 31, 2011, to $2.1 million for the three months ended March 31, 2012. The increase in domestic sales was primarily the result of expanded placement, when compared to last year, in existing and new retail outlets. International net sales increased $686,000 from $4.4 million for the three months ended March 31, 2011, to $5.1 million for the three months ended March 31, 2012. The increase in international sales was primarily the result of increased sales to third party distributors, sales in Japan during the first quarter of 2012 and sales of new product lines. While sales of HEELYS-wheeled footwear were down in our French and German markets, when compared to the same period last year, these decreases were offset by sales of Blazer Pro and District scooters and accessories and Tony Hawk skateboards which accounted for approximately $433,000 of sales for the three months ended March 31, 2012.

Consolidated gross profit margin decreased to 44.3% for the three months ended March 31, 2012, from 49.3% for the three months ended March 31, 2011. This decrease was primarily the result of a larger percentage of total sales mix coming from lower margin U.S. product sales, and changes in the mix of customers and the sale of products at a discount in our international markets.

Selling, general and administrative expenses, excluding restructuring charges (discussed below), increased $324,000, primarily as a result of increased marketing in our Japanese market, increased shipping and handling costs as a result of increased sales in Japan and increased costs directly attributable to our Japanese operations.

As part of an initiative to improve efficiency and reduce costs, the Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French and German offices. In connection with these initiatives, the Company recorded $431,000 in severance and one-time termination benefit costs and $81,000 in other costs, including, but not limited to, costs to close the Company's office in Belgium, transfer its business operations to its German and French offices, and repatriate the Company's Vice President, International back to the United States. In addition, the Company recognized $34,000 in fixed asset impairment charges related to these initiatives. The actions taken thus far to implement this restructuring are expected to be substantially completed by June 30, 2012, with the total cumulative pre-tax costs estimated to be $0.9 million to $1.3 million.

Loss from operations increased $655,000, from a loss of $1.1 million for the three months ended March 31, 2011, to a loss of $1.7 million for the three months ended March 31, 2012, primarily as a result of the decrease in gross margins and the restructuring charges recognized during the first quarter of 2012.

The Company reported a net loss of $1.6 million, or $(0.06) per fully diluted share, for the three months ended March 31, 2012, versus a net loss of $1.2 million, or $(0.04) per fully diluted share for the three months ended March 31, 2011.

Balance Sheet

Combined cash and investments decreased $84,000, to $58.3 million as of March 31, 2012, from $58.4 million as of December 31, 2011, as a result of cash used in operating activities. The decrease in accounts receivables was primarily a result of decreased sales during the first quarter of 2012 versus during the fourth quarter of 2011, as well as timing; the decrease in inventories was primarily a result of sales during the first quarter of 2012 combined with managed inventory purchases to maintain appropriate inventory levels; and, the decrease in accounts payable and accrued liabilities is primarily due to payment of inventory purchase related liabilities that were outstanding as of December 31, 2011. Cash flows from changes in operating assets/liabilities are subject to seasonality.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "First quarter 2012 represents our fourth consecutive quarter of year-over-year sales increases in the United States. International sales increased for the three months ended March 31, 2012, when compared to the same period last year, in part due to our distribution of third party products like Blazer Pro and District stunt scooters as well as Tony Hawk skateboards. We expect international sales, especially in Europe, to continue to be subject to uncertain economic conditions, but we are negotiating with new distributors in Central and South America, Eastern Europe and Southeast Asia and anticipate additional revenue if and as they come online. We have also begun the process of closing our office in Brussels, Belgium. Customer service and transactional functions will be handled through our offices in Annecy, France and Munich, Germany, with financial management and reporting, legal oversight and inventory logistics support moving to our offices in Carrollton, Texas. Not only do we believe that this will reduce costs but we believe that the flatter structure will bring us closer to our customers globally, simplify operations and increase inventory efficiencies."

Conference Call

The Company will host a conference call and webcast on Thursday, May 10, 2012 to discuss the results of its first quarter ended March 31, 2012. The teleconference will begin at 11:00 a.m. Eastern Time. To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the start of the call. International callers may dial (678) 304-6848. The broadcast will also be available at http://investors.heelys.com/index.cfm. An audio replay of the webcast will be archived on Heelys' investor website for 1 year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS(R) brand targeted to the youth market. The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct. Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on its relationships with retail customers and independent distributors with whom Heelys does not have long term contracts, Heelys outsources all of its manufacturing to, and relies on, a limited number of independent manufacturers, Heelys' distribution model and recent moves in select markets to takeover distribution of its products directly to customers contains inherent risks, Heelys is subject to the risks of conducting business internationally, foreign exchange rate fluctuations could harm its results of operations, Heelys has expanded its product offering to mass merchants which may affect its brand image and reputation, Heelys may not be able to successfully introduce new product categories and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K, as modified and supplemented in other filings from time to time. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Net sales	$ 7,271	$ 6,103
Cost of sales	4,047	3,094
Gross profit	3,224	3,009

Selling, general and administrative expenses	4,436	4,112
Restructuring charges	546	--
Loss from operations	(1,758)	(1,103)

Other (income) expense, net	(86)	(38)
Loss before income taxes	(1,672)	(1,065)

Income tax (benefit) expense	(91)	118

Net loss	$ (1,581)	$ (1,183)

Net loss per share:
Basic and Diluted	$ (0.06)	$ (0.04)

Weighted-average shares:
Basic and Diluted	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	March 31,	December 31,
Assets	2012	2011

Current Assets:
Cash and cash equivalents	$ 20,670	$ 17,925
Investments	37,640	40,469
Accounts receivable, net of allowances	5,144	7,077
Inventories	8,332	8,836
Prepaid expenses and other current assets	1,347	1,193
Income taxes receivable	91	133
Deferred income taxes	14	14
Total current assets	73,238	75,647

Property and Equipment, net of accumulated depreciation	476	570
Patents and Trademarks, net of accumulated amortization	309	320
Intangible Assets, net of accumulated amortization	315	380
Goodwill	1,579	1,532
Deferred Income Taxes	438	364

Total Assets	$ 76,355	$ 78,813

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,375	$ 2,277
Accrued liabilities	2,881	2,974
Deferred income taxes	105	104
Total current liabilities	4,361	5,355

Long Term Liabilities:
Income taxes payable	673	660
Deferred income taxes	3	40
Other long term liabilities	230	247

Total Liabilities	5,267	6,302

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	66,237	66,126
Retained earnings	5,360	6,941
Accumulated other comprehensive loss	(537)	(584)
Total stockholders' equity	71,088	72,511

Total Liabilities and Stockholders' Equity	$ 76,355	$ 78,813
CONTACT:  Heelys, Inc.
          Craig Storey, 214-390-1831
          Chief Financial Officer